UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 12, 2008

Napster, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-32373	77-0551214
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9044 Melrose Ave., Los Angeles, California		90069
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (310) 281-5000

N/A
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Compensatory Arrangements of Certain Officers.

On May 12, 2008, Napster, Inc. (the “Company”) entered into an amended and restated employment agreement with Wm. Christopher Gorog, the Company’s Chairman and Chief Executive Officer (the “Employment Agreement”). The original employment agreement was entered into in August 2003 and was set to expire in August 2008. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Employment Agreement.

The Employment Agreement provides for Mr. Gorog to receive a base salary at the annual rate of $625,000 and to be eligible to participate in the Company’s annual bonus program and for equity award grants. The amount of any bonus will be determined by the Company’s Compensation Committee based upon Mr. Gorog’s performance and that of the Company. Mr. Gorog is entitled to participate in the Company’s other benefit plans on terms consistent with those applicable to the Company’s other executives.

The Employment Agreement includes severance benefits for Mr. Gorog if his employment is terminated in certain circumstances. The type and amount of the severance benefits depend on the circumstances of the termination and, in general, are as follows:

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Except as provided below, if Mr. Gorog’s employment with the Company is terminated by the Company without Cause or by Mr. Gorog for Good Reason on or before August 14, 2008, then Mr. Gorog will be entitled to a severance benefit equal to (1) a cash severance payment in an amount equal to 165% of his then-current base salary, (2) reimbursement of the cost of COBRA premiums for continued medical and dental insurance coverage for Mr. Gorog for 18 months following his severance date, and (3) immediate accelerated vesting of all of Mr. Gorog’s unvested stock options and restricted stock awards. Mr. Gorog would generally have the remainder of the option term in which to exercise his vested options.

•
If, on or before August 14, 2008, Mr. Gorog’s employment with the Company is terminated by the Company without Cause or by Mr. Gorog for Good Reason and the Company’s board of directors determines in its sole discretion that the Company is not actively involved in discussions for a transaction, that if consummated, would result in a Change in Control, then Mr. Gorog will be entitled to a severance benefit equal to (1) a cash severance payment equal to nine (9) months of his then-current base salary, plus, if the termination date is prior to August 14, 2008, the salary that would have been payable to Mr. Gorog if the termination had occurred on August 14, 2008, (2) reimbursement of the cost of COBRA premiums for continued medical and dental insurance coverage for Mr. Gorog for 18 months following his severance date, and (3) immediate accelerated vesting of Mr. Gorog’s unvested stock options and restricted stock awards that were scheduled to vest within the twelve months following the severance date. Mr. Gorog will also be entitled to this level of severance benefits if, on or after August 15, 2008, Mr. Gorog’s employment with the Company is terminated by the Company without Cause or by Mr. Gorog for Good Reason.

•
If, however, Mr. Gorog’s employment is terminated by the Company without Cause, and a Change in Control of the Company occurs within six (6) months after Mr. Gorog’s severance date, then Mr. Gorog will be entitled to the difference between the severance benefit that he received (as described above) and the Change in Control severance benefit described below.

•
If Mr. Gorog resigns or his employment is terminated (other than a termination by the Company for Cause) within twelve (12) months following a Change in Control of the Company, then Mr. Gorog will be entitled to a Change in Control severance benefit equal to (1) a cash severance payment equal to 299% of his then current salary, (2) a cash bonus for the year in which his severance date occurs in an amount equal to the average of the three prior cash bonuses received by Mr. Gorog, and (3) reimbursement of the cost of COBRA premiums for continued medical and dental insurance coverage for Mr. Gorog for 18 months following the severance date. In addition, on a Change in Control of the Company, Mr. Gorog would generally be entitled to immediate accelerated vesting of all of his unvested stock options and restricted stock awards and would generally have twenty-four (24) months following the Change of Control in which to exercise his vested options.

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After August 15, 2008, the vesting schedule for each of Mr. Gorog’s then-outstanding and unvested restricted stock awards will be adjusted (assuming continuing employment under the Employment Agreement) so that any installment scheduled to vest on an annual basis after August 15, 2009 will instead be scheduled to vest on a monthly basis, as described more fully in the Employment Agreement.

The Employment Agreement includes certain protective covenants, including, with respect to the period that Mr. Gorog is employed by the Company, confidentiality and non-competition covenants, and, with respect to the one-year period following a termination of Mr. Gorog’s employment, non-solicitation covenants. The term of the Employment Agreement ends August 14 each year, but renews for an additional one-year term each August 14 unless, at least 90 days prior to that date, either party gives the other party written notice of non-renewal.

The summary of the Employment Agreement set forth above is qualified in its entirety by reference to the text of the Employment Agreement, a copy of which is attached as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

	10.1	Amended and Restated Employment Agreement, dated May 12, 2008, between the Company and Wm. Christopher Gorog.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Napster, Inc.
(Registrant)

		By:	/s/ Aileen Atkins
Date:	May 16, 2008		Aileen Atkins
Secretary